SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2004

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER ITEMS.

Charter Communications, Inc. ("Charter") today announced an opportunity for employees of Charter and its subsidiaries to exchange certain existing stock options for shares of restricted Class A common stock in Charter or, in some instances, cash. The offer is scheduled to close on February 20, 2004. Participation by employees is completely voluntary. Members of Charter's board of directors who are not also employees of Charter or any of its subsidiaries are not eligible to participate in the exchange offer.

The exchange offer, approved by Charter's Board of Directors, is being made to all eligible employees, for all vested and unvested options with an exercise price over $10. This amounts to options to purchase 22,929,573 shares of Class A common stock being eligible for exchange, or approximately 48% of Charter's 47,882,365 total options issued and outstanding.

Charter estimates the cost of the Stock Option Exchange Program at approximately $17 million, with a first quarter cash compensation expense of approximately $5.3 million and a non-cash compensation expense of approximately $11.7 million, which would be recorded ratably over the three-year vesting period of the restricted stock to be issued in the exchange. This is based on the assumption of a share price of $5.00 on the grant date of the restricted stock and that all eligible options are tendered and accepted for exchange, resulting in Charter issuing an aggregate of 2,346,991 shares of restricted stock, of which 483,677 shares will be performance shares, and making aggregate cash payments of approximately $5.3 million to tendering options holders. The non-cash compensation expense will vary depending on the market value of Charter's Class A common stock on the grant date, as well as the number of eligible options tendered and accepted for exchange.

Charter will file today with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that will provide additional information concerning the Exchange Program, including the detailed terms and conditions thereof. The terms and conditions of the Exchange Program are subject to change during the offering period, and the offering period may be extended by Charter at its discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

Dated: January 20, 2004

By: /s/ Steven A. Schumm
Name: Steven A. Schumm
Title: Executive Vice President and Chief
Administrative Officer